                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by Registrant [X]

Filed by a party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement       [  ]  Confidential, for Use of the
                                               Commission Only (as permitted
                                                   by Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                RADIUS INC.

______________________________________________________________________________
               (Name of Registrant as Specified In Its Charter)

______________________________________________________________________________
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[  ]  Fee computed on table below per Exchange Act Rules 14a6(i)(4) and 0-11

     1)        Title of each class of securities to which transaction applies:

               _______________________________________________________________
     2)        Aggregate number of securities to which transaction applies:

               _______________________________________________________________
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               _______________________________________________________________
     4)        Proposed maximum aggregate value of transaction:

               _______________________________________________________________
     5)        Total fee paid:

               _______________________________________________________________

[  ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)        Amount Previously Paid:
               _______________________________________________________________

     2)        Form, Schedule or Registration Statement No.:
               _______________________________________________________________

     3)        Filing Party:
               _______________________________________________________________

     4)        Date Filed:
               _______________________________________________________________

[RADIUS LOGO]

January 15, 1997



To Our Shareholders:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Radius Inc. to be held at Radius Inc.'s offices at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, February 25, 1997 at 11:00 a.m.

     The matters expected to be acted upon at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement following this letter. Audited financial statements and certain other useful information are included in Appendix A to the Proxy Statement entitled "Additional Information for Shareholders."

     It is important that you use this opportunity to take part in the affairs of your company by voting on the business to come before the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT prevent you from attending the meeting and voting your shares in person.

     We look forward to seeing you at the meeting.

                                        Sincerely,


                                        /S/CHARLES W. BERGER
                                        Charles W. Berger
                                        Chairman & CEO

                                 RADIUS INC.
                           215 MOFFETT PARK DRIVE
                         SUNNYVALE, CALIFORNIA  94089

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Shareholders of Radius Inc. (the "Company") will be held at the offices of the Company at 215 Moffett Park Drive, Sunnyvale, California on Tuesday, February 25, 1997 at 11:00 a.m. for the following purposes:

     1. To elect six directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. The Board of Directors intends to nominate the following individuals for election: Charles W. Berger; Michael D. Boich; Carl
          A. Carlson; Dee Cravens; Mark Housley; and John C. Kirby.

     2. To consider and vote upon a proposal to amend the Company's 1995 Stock Option Plan by reserving an additional 2,716,620 shares of Common Stock for issuance thereunder.

     3. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on December 26, 1996 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   By Order of the Board of Directors

                                   /S/CHERRIE L. FOSCO
Sunnyvale, California              Cherrie L. Fosco
January 15, 1997                   Secretary

------------------------------------------------------------------------------

                                RADIUS INC.

                             PROXY STATEMENT

                            JANUARY 15, 1997

------------------------------------------------------------------------------

                                 GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of Radius Inc., a California corporation (the "Company"), for use at the 1997 Annual Meeting of Shareholders of the Company to be held at the principal executive offices of the Company at 215 Moffett Park Drive, Sunnyvale, California 94089 on Tuesday, February 25, 1997 at 11:00 a.m. Pacific Time (the "Meeting"). Only holders of record of the Company's Common Stock and Series A Convertible Preferred Stock on December 26, 1996 (the "Record Date") will be entitled to vote at the Meeting. The outstanding shares of Series A Convertible Preferred Stock will vote, on an as-converted to Common Stock basis, together with the Common Stock as a single class. On the Record Date, the Company had 54,497,496 shares and 750,000 shares of Common Stock and Series A Convertible Preferred Stock outstanding and entitled to vote at the Meeting, respectively, with the shares of Series A Convertible Preferred Stock being convertible into 5,523,030 shares of Common Stock. A majority, or 30,010,264 of the voting shares (taken together as a single class and on an as-converted to Common Stock basis) represented in person or by proxy will constitute a quorum for the transaction of business at the Meeting. This Proxy Statement and the accompanying proxy were first mailed to shareholders on or about January 24, 1997.

     Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Holders of the Company's Series A Convertible Preferred Stock are entitled to 7.364 votes for each share of Series A Convertible Preferred Stock held as of the Record Date. Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by (i) a writing delivered to the Company stating that the proxy is revoked, (ii) a subsequent proxy executed by the person executing the prior proxy and presented at the Meeting, or (iii) attendance at the Meeting and voting in person. Please note, however, that if a shareholder's shares are held of record by a broker, bank or other nominee and that shareholder wishes to vote at the Meeting, the shareholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that shareholder's beneficial ownership of the shares.

     In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the proxyholder may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

     The expenses of soliciting proxies in the form accompanying this Proxy Statement will be paid by the Company. Following the original mailing of the proxies and other soliciting materials, the Company and/or its agents may also solicit proxies by mail, telephone, facsimile or in person. The Company has retained Skinner & Co., a proxy solicitation firm, and will pay Skinner & Co. a fee of approximately $3,500, plus expenses estimated at $3,500. In addition, the Company will request brokers, custodians, nominees and other record holders of the Company's Common Stock to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Common Stock and to request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses.


                               PROPOSAL NO. 1
                            ELECTION OF DIRECTORS

     At the Meeting, shareholders will elect a board of six directors to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified or until their earlier resignation or removal. Shares represented by a proxy returned to the Company will be voted for the election of the six nominees set forth below unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to, or for good cause will not, serve as a director. Directors are elected by the affirmative vote of a plurality of the shares of Common Stock and Series A Convertible Preferred Stock (voting with the Common Stock as a single class on an as-converted to Common Stock basis) represented in person or by proxy and voting at the Meeting. Abstentions will have no effect. Broker non-votes will be disregarded. Three of the six nominees currently serve on the Company's Board of Directors (the "Board").

DIRECTORS/NOMINEES

     The names of the nominees, and certain information about them (including their respective terms of service), are set forth below:
                                                                      Director
     Name of Nominee    Age          Principal Occupation                Since
     ---------------    ---          --------------------             --------

     Charles W. Berger   43   Chairman of the Board and Chief             1993
                                Executive Officer of the Company

     Michael D. Boich    43   President and Chief Executive Officer       1986
              (1) (2)           of Rendition, Inc.

     Carl A. Carlson     50   Assistant Vice President-Credit of          1996
              (1) (2)          Mitsubishi Electronics America, Inc.

     Dee Cravens         56   Vice President of Worldwide Corporate         --
                              Marketing and Communications for
                              Adaptec, Inc.

     Mark Housley        40   President and Chief Operating                 --
                                Officer of the Company

     John C. Kirby       52   President and Chief Executive Officer         --
                                of Cabrillo Crane & Rigging, Inc.
___________________________

(1)  Member of the Audit Committee
(2)  Member of the Compensation Committee

     MR. BERGER was appointed President, Chief Executive Officer and a director of the Company in March 1993 and Chairman of the Board of Directors in March 1994. From April 1992 until he joined the Company, Mr. Berger was Senior Vice President, Worldwide Sales, Operations and Support for Claris Corporation, a subsidiary of Apple Computer, Inc. ("Apple") that develops and markets application software ("Claris"). From February 1991 to April 1992, he was President of Sun Microsystems Federal, Inc., a subsidiary of Sun Microsystems, Inc. ("Sun"), a manufacturer of computer work stations. From July 1989 to February 1991, he served as Vice President of Business Development for Sun, and from March 1989 to July 1989, he was Sun's Vice President of Product Marketing. From April 1982 to March 1989, Mr. Berger held numerous executive positions involving sales, marketing, business development and finance for Apple.

     MR. BOICH has been a director of the Company since its inception in May 1986 and was the Chairman of the Board of Directors from April 1991 until March 1994. Mr. Boich has been President and Chief Executive Officer of Rendition, Inc., a developer of graphics chips, since March 1994. Mr. Boich served as the Company's President and Chief Executive Officer from its inception until April 1991 and again assumed these positions from September 1992 through February 1993. From July 1985 to April 1986, Mr. Boich worked as an independent data communications consultant. From March 1982 to July 1985, Mr. Boich was employed by Apple, where he was part of the original Macintosh development team and was responsible for applications software acquisitions and promoting third-party software development for the Macintosh.

      MR. CARLSON has been a director of the Company since September 1996. Mr. Carlson is currently and, since 1982, has been Assistant Vice President-Credit of Mitsubishi Electronics America, Inc., an electronic components company. Mr. Carlson was active on the committee of unsecured creditors on behalf of his employer Mitsubishi Electronics America in connection with the negotiation of the debt-for-equity exchange which was consummated in September 1996.

     MR. CRAVENS has been Vice President of Worldwide Corporate Marketing and Communications at Adaptec, Inc. since February 1996. Mr. Cravens was Vice President of Marketing of the Company from 1992 until 1996. Before joining the Company, Mr. Cravens was a principal of the Cravens Group, a marketing company for technology related businesses. Mr. Cravens is a board member of the USL Entertainment Technology Council and the IMagic Technology Group.

     MR. HOUSLEY has been President and Chief Operating Officer of the Company since January 1997. From March 1995 until October 1996, Mr. Housley was founder and Vice President of marketing of Spectrum Wireless, Inc., a manufacturer of wireless infrastructure products. From May 1992 until March 1995, Mr. Housley held various positions of responsibility for the Company and its predecessor SuperMac Technologies, Inc., including Vice President and General Manager of the Company's Color Publishing Division. From October 1990 until May 1992, Mr. Housley was a Vice President for Siemens in Santa Clara, a multinational manufacturer of electronic equipment, directing product marketing and planning.

     MR. KIRBY has been a principal and Executive Vice President of KH Consulting Group since 1986. Mr. Kirby is responsible for this firm's reorganization and financial restructuring practice. In this capacity, Mr. Kirby has represented various debtors, secured parties, trade creditors and corporate buyers and frequently assumes a management role in the client. Since early 1991, Mr. Kirby has been President and CEO of Cabrillo Crane & Rigging, Inc., a wholly-owned subsidiary of Wells Fargo Bank. From 1992 until 1994, Mr. Kirby was Vice President and CFO of Everex Systems, Inc.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     Standing committees of the Board include an Audit Committee and a Compensation Committee. The Board does not have a nominating committee or a committee performing a similar function.

     Messrs. Boich and Carlson are currently the members of the Audit Committee. The Audit Committee meets with the Company's independent auditors concerning the scope of their annual audit, the findings of the auditors with respect to the Company's accounting systems and controls, and other matters relating to the preparation of the Company's audited financial statements. Upon the election of the new Board of Directors, it is anticipated that Mr. Kirby will replace Mr. Boich on the Audit Committee.

     Messrs. Boich and Carlson are currently the members of the Company's Compensation Committee. The Compensation Committee considers all matters of executive compensation and makes recommendations to the Board regarding the compensation of the Company's executive officers and the establishment of employee benefit plans generally. The Compensation Committee also administers the Company's stock option plans and makes stock option awards to executive officers. Upon the election of the new Board of Directors, it is anticipated that Mr. Cravens will replace Mr. Carlson on the Compensation Committee.

     During the year ended September 30, 1996, the Board met 7 times, the Audit Committee met four times, and the Compensation Committee met two times. None of the nominees for director attended fewer than 75% of the aggregate total number of meetings of the Board of Directors (held during the period for which he was a director) and the total number of meetings held by all committees of the Board of Directors on which he served (held during the period that he served).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None

COMPENSATION OF DIRECTORS

     Board members are reimbursed for expenses incurred in attending meetings. A director who resigned in September 1996, Mr. David Pratt, received $1,500 for each Board Meeting attended.

       The 1994 Directors Stock Option Plan (the "1994 Directors Plan") was adopted by the Company's Board on December 14, 1994 and approved by the Company's shareholders on February 15, 1995. A total of 173,126 shares of the Company's Common Stock have been reserved for issuance under the 1994 Directors Plan (consisting of 100,000 shares allocated to the 1994 Directors Plan at the time of its adoption by the Board plus 73,126 shares that were authorized for issuance, but not issued or subject to outstanding options, under the Company's 1990 Directors' Stock Option Plan (the "Prior Directors Plan") as of February 15, 1995).

      The 1994 Directors Plan provides for the grant of 10,000 nonqualified stock options ("NQSOs") to non-employee members of the Board upon appointment to the Board and annual grants of 2,500 NQSOs on each anniversary of a director's initial grant under either the Prior Directors Plan or the 1994 Directors Plan, provided the Director continues to serve on the Board at such time. In addition, each director who received a grant to purchase 1,250 shares under the Prior Directors Plan after August 30, 1994 and before February 15, 1995 was eligible to receive a one time grant under the 1994 Directors Plan to purchase 1,250 shares of the Company's Common Stock. Although options granted prior to termination of the Prior Directors Plan remain outstanding in accordance with their terms, no further options may be granted under the Prior Directors Plan. As of September 30, 1996, options to purchase 5,938 shares of Common Stock were outstanding under the 1994 Directors Plan. Such options must be exercised within 10 years from the date of grant. During fiscal 1996, Mr. Boich received an option to purchase 2,500 shares of Common Stock under the 1994 Directors Plan at an exercise price of $10.18 per share.

       As of September 30, 1996, options to purchase 26,874 shares of Common Stock at prices ranging from $8.00 to $17.25 per share were outstanding under the Prior Directors Plan. Such options are NQSOs, must be exercised within five years from the date of grant, and were granted in accordance with a non-discretionary formula.

       All director stock options were granted with an exercise price equal to the market price of the Company's Common Stock on the date of grant.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF
LIABILITY

     The provisions of Section 317 of the California Corporations Code,
Article V of the Company's Articles of Incorporation and Article VI of the Company's Bylaws provide for indemnification to the fullest extent permitted by law for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that any person is or was a director, officer or employee of the Company. In addition, Article IV of the Company's Articles of Incorporation provides that the liability of the Company's directors shall be eliminated to the fullest extent permissible under the California Law.

      The Company has entered into Indemnity Agreements with each of its current directors to give such directors additional contractual assurances regarding the scope of the indemnification and liability limitations set forth in the Company's Articles of Incorporation and Bylaws.

      The Company currently carries a director and officer liability insurance policy with a per claim and annual aggregate coverage limit of $10 million.

                                  PROPOSAL NO. 2
                 APPROVAL OF AMENDMENT TO 1995 STOCK OPTION PLAN

     The Board of Directors has approved, and has voted to recommend to the shareholders that they approve, an amendment to the Company's 1995 Stock Option Plan (the "1995 Plan") to increase the number of shares of Common Stock that may be issued upon the exercise of options provided under the 1995 Plan by 2,716,620 shares from 1,780,305 shares to 4,496,925 shares.

     The Board of Directors believes that its existing stock option plan has played, and will continue to play, a major role in enabling the Company to attract and/or retain certain officers, directors and other key employees. Options granted to such individuals provide them with long-term incentives that are consistent with the Company's compensation policy of providing compensation that is closely related to the performance of the Company. As of the date of this Proxy Statement, 98,322 of the options available for grant under the 1995 Plan had been granted and are outstanding. In addition, as part of the debt-for-equity exchange consummated in September 1996, it was agreed with the Company's secured creditor and certain of the Company's unsecured creditors that, because of the substantial increase in the number of shares of the Company's Common Stock to be outstanding after the consummation of the exchange, a number of shares of Common Stock equal to approximately 10% of the issued and outstanding shares of the Company's Common Stock should be available for grants under the Company's stock option plans. To allow the Company to continue to obtain the benefit of incentives available under the 1995 Plan and in order for the number of shares to be available under the Company's stock option plans and other equity plans to continue to represent approximately 10% of the Company's outstanding shares of Common Stock, the Company's Board of Directors has adopted and recommended for submission to the shareholders for their ratification a proposal to increase the number of shares that may be issued upon the exercise of options granted under the 1995 Plan.

DESCRIPTION OF THE 1995 STOCK OPTION PLAN

The following is a summary of the 1995 Plan, as amended.

     HISTORY. The 1995 Plan was adopted by the Company's Board on December 20, 1995, was ratified by the Company's shareholders on February 21, 1996 and was amended by the Company's Board as of December 18, 1996.

     PURPOSE. The purpose of the 1995 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company by offering them an opportunity to participate in the Company's future performance.

     PLAN ADMINISTRATION. The 1995 Plan shall be administered by the Board or by a committee of the Board. References herein to the "Board" also mean the committee appointed by the Board unless clearly indicated to the contrary.

     Except as otherwise limited by the 1995 Plan, the Board determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods, the vesting schedules and the dates of grants. The Board has granted to the Company's CEO the authority to grant options to all eligible persons other than executive officers. Each option granted pursuant to the 1995 Plan is evidenced by a Stock Option Grant (the "Grant") issued by the Company and a Stock Option Exercise Notice (the "Exercise Notice") completed at the time of option exercise.

     The Board has the authority to construe and interpret any provision of the 1995 Plan, and such interpretations are binding on the Company and the employees. The Board does not receive any compensation for administering the 1995 Plan.

     ELIGIBILITY. All officers, directors, employees, independent contractors, advisors and consultants of the Company or any parent subsidiary or affiliate of the Company are eligible to receive option grants under the 1995 Plan (provided the independent contractors, advisors and consultants render bona fide services to the Company). As of December 31, 1996, there were approximately 125 persons eligible to receive awards of stock options under the 1995 Plan. No "Named Executive Officer" as that term is defined under Item 402(a)(3) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act is eligible to receive more than 2,000,000 shares of Common Stock at any time during the term of the 1995 Plan.

     TYPE OF OPTION.  Both incentive stock options ("ISOs") as defined in
Section 422 of the Code and non qualified stock options ("NQSOs") may be granted under the 1995 Plan. The 1995 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the 1995 Plan.

TERMS OF THE OPTIONS.

  - VESTING. Options under the 1995 Plan generally become exercisable or vest on a monthly basis over a period of time determined by the Board.

  - EXPIRATION DATE. Options granted under the 1995 Plan may be exercisable for up to ten years after the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Shareholder") must be exercised within five years of the option grant date.

  - EXERCISE PRICE. Each Grant states the exercise price of the option. The exercise price of an option granted under the 1995 Plan must be equal to the fair market value per share of the Company's Common Stock on the date of grant, except that NQSOs may be granted with an exercise price equal to or greater than 85% of the fair market value of the Company's Common Stock on the date of grant. The exercise price of an Option granted to a Ten Percent Shareholder must be at least equal to 110% of the fair market value per share on the date of the grant. The Board determines such fair market value on the date of grant based upon the closing price of the Company's Common Stock on the Nasdaq National Market on the date of grant.

  - OPTION EXERCISE AND PAYMENT ALTERNATIVES. To exercise an option, the optionee must deliver to the Company an executed Exercise Notice and full payment for the shares being purchased. Payment may be made: (i) in cash;
     (ii) by surrender of fully paid shares of the Company's Common Stock; (iii) where permitted by applicable law and approved by the Board, by tender of a full recourse promissory note having such terms as determined by the Board;
     (iv) by waiver of compensation due or accrued to an optionee for services rendered; (v) by cancellation of indebtedness of the Company to the optionee; (vi) through a "same day sale"; (vii) through a "margin commitment"; or (viii) through any combination of the foregoing where approved by the Board.

  - NONTRANSFERABILITY OF OPTIONS. Options granted under the 1995 Plan may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of an optionee, options may be exercised only by the optionee or his or her legal representative.

  - TERMINATION OF EMPLOYMENT. If an optionee's employment or other association with the Company is terminated for any reason other than death or disability, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee within thirty days after such termination, but in no event later than the expiration of the option. If an optionee's association with the Company is terminated because of the optionee's death or disability within the meaning of Section 22(e)(3) of the Code, any outstanding option, to the extent that it was exercisable on the date of such termination, may be exercised by the optionee, (or optionee's legal representative or authorized assignee) within twelve months after such termination, but in no event later than the expiration of the option. Neither the 1995 Plan nor any Grant impose any obligation on the Company to continue an optionee's employment or other association with the Company.

  - MODIFICATION AND ADJUSTMENT OF OPTIONS. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the 1995 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or shareholders of the Company.

  - CHANGE IN CONTROL. In the event of an event in which the Company is not the surviving corporation (or a merger in which the Company is the surviving corporation but after which the shareholders of the Company immediately prior to the merger cease to own their shares in the Company) and the successor corporation does not assume the options or substitute equivalent options, the outstanding options under the 1995 Plan will expire upon the consummation of such event at such times and on such conditions as the Board determines.

  - AMENDMENTS AND TERMINATION. The Board may amend or terminate the 1995 Plan at any time and in any respect, including modifying the form of the Grant or the Exercise Notice, except that no amendment of the 1995 Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent. The 1995 Plan will continue in effect until December 2005, subject to earlier termination by the Board of Directors.

FEDERAL INCOME TAX INFORMATION

THE FOLLOWING IS A GENERAL SUMMARY AS OF THE DATE OF THIS PROXY STATEMENT OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY AND PARTICIPANTS UNDER THE 1995 PLAN. THE FEDERAL TAX LAWS MAY CHANGE AND THE FEDERAL, STATE AND LOCAL TAX CONSEQUENCES FOR ANY PARTICIPANT WILL DEPEND UPON HIS OR HER INDIVIDUAL CIRCUMSTANCES. EACH PARTICIPANT HAS BEEN AND IS ENCOURAGED TO SEEK THE ADVICE OF A QUALIFIED TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PARTICIPATION IN THE 1995 PLAN.

  - INCENTIVE STOCK OPTIONS. A participant will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the participant is subject to the alternative minimum tax ("AMT")). If the participant holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the participant generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

  - If the participant disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the ISO Shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending on the amount of time the ISO Shares were held by the participant.

  - ALTERNATIVE MINIMUM TAX. The difference between the fair market value of the ISO Shares on the date of exercise and the exercise price is an adjustment to income for purposes of the AMT. The AMT (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income (28% in the case of alternative minimum taxable income in excess of $175,000). Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing the income by certain tax preference items (including the difference between the fair market value of the ISO Shares on the date of exercise and the exercise price) and reducing this amount by the applicable exemption amount ($45,000 in case of a joint return, subject to reduction under certain circumstances). If a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO, there is no AMT adjustment with respect to those ISO Shares. Also, upon a sale of ISO Shares that is not a disqualifying disposition, alternative minimum taxable income is reduced in the year of sale by the excess of the fair market value of the ISO Shares at exercise over the amount paid for the ISO Shares.
                                        -7-

  - NONSTATUTORY STOCK OPTIONS. A participant will not recognize any taxable income at the time a NQSO is granted. However, upon exercise of a NQSO, the participant must include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (or, in the case of exercise for stock subject to a substantial risk of forfeiture, at the time such forfeiture restriction lapses) and the participant's exercise price. In the case of stock subject to a substantial risk of forfeiture, if the optionee makes an 83(b) election, the included amount must be based on the difference between the fair market value on the date of exercise and the option exercise price. The included amount must be treated as ordinary income by the participant and may be subject to withholding by the Company (either by payment in cash or withholding out of the participant's salary). Upon resale of the shares by the participant, any subsequent appreciation or depreciation in the value of shares will be treated as capital gain or loss.

  - OMNIBUS BUDGET RECONCILIATION ACT OF 1993. The Omnibus Budget Reconciliation Act of 1993 provides that the maximum tax rate applicable to ordinary income is 39.6%. Long-term capital gain will be taxed at a maximum of 28%. For this purpose, in order to receive long-term capital gain treatment, the stock must be held for more than one year. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income.

  - TAX TREATMENT OF THE COMPANY. The Company generally will be entitled to a deduction in connection with the exercise of a NQSO by a participant to the extent that the participant recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the participant recognizes ordinary income on a disqualifying disposition of the ISO Shares.

     ERISA. The 1995 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA").

PLAN BENEFITS

     The following table sets forth, with respect to the Named Executive Officers (defined below), all current executive officers as a group, all current non-employee directors as a group and all nonexecutive officers as a group, the number of shares of Common Stock subject to options granted under the 1995 Plan as of December 31, 1996 and the average per-share exercise price of such options.

                                                   OPTIONS GRANTED(1)
                                           ----------------------------------
                                              NUMBER OF         AVERAGE
      NAME OF INDIVIDUAL                   SHARES SUBJECT      PER-SHARE
      OR IDENTITY OF GROUP                  TO OPTIONS      EXERCISE PRICE(2)
      ---------------------                ------------     ------------------

Charles W. Berger...............................0               N/A
Gregory M. Millar...............................0               N/A
Mary Godwin.....................................0               N/A
Weldon Bloom....................................0               N/A
Kevin MacGillivray..............................0               N/A
Executive Officer group (5 persons).............0               N/A
Non-employee director group (2 persons).........0               N/A
Non-executive officers and employee group..97,100             $1.84
                  (95 persons)

_________________

(1) As of December 31, 1996, the Board of Directors approved the additional grant of options to purchase 1,209,807, 604,903 and 604,903 shares of Common Stock to Mr. Berger, Ms. Godwin and Ms. Fosco, subject to shareholder approval of the amendments to the 1995 Plan described herein and the approval of the California Department of Corporations. Similarly, the Board has approved grants of options to purchase 389,146 shares of Common Stock to nonexecutive officers and employees as a group and has approved a repricing of all outstanding options, including options to purchase 97,100 shares of Common Stock under the 1995 Plan.
      These proposed grants have not been made and the proposed repricing has not occurred, and therefore, the exercise price, which will be equal to the fair market value of the Common Stock on the date of the grant, cannot be determined.

(2) These amounts are based on a weighted average exercise price that is obtained by multiplying all options by their exercise price and then dividing by the total number of options for such category. The closing price of the Common Stock as of December 31, 1996 was .531 per share.

     The approval of the amendment to the 1995 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock and Series A Convertible Preferred Stock represented and voting (voting with the Common Stock as a single class on an as-converted to Common Stock basis) represented in person or by proxy at the Meeting. Abstentions will be counted toward the number of shares represented and voted at the Meeting. Broker non-votes will be disregarded.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

                                   PROPOSAL NO. 3
                RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Company has appointed Ernst & Young LLP as its independent auditors to perform the audit of the Company's financial statements for the 1997 fiscal year and the shareholders are being asked to ratify such appointment. Ernst & Young LLP has audited the Company's financial statements since the Company's inception. Representatives of Ernst & Young LLP will be present at the Meeting, will be given an opportunity to make a statement at the Meeting if they desire to do so and will be available to respond to questions.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

                             SECURITY OWNERSHIP OF
                     CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of December 31, 1996, for (i) each shareholder who is known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) the Chief Executive Officer and each of the other Named Executive Officers (defined below), (iii) each of the Company's directors, and (iv) all current directors and executive officers of the Company as a group. Shares of Common Stock beneficially owned include securities that can be acquired by such person within 60 days of December 31, 1996 upon the exercise of stock options or warrants or upon conversion of convertible securities.

                                        Amount and Nature of     Percent
     Name of Beneficial Owner           Beneficial Ownership (1) of Class
     ------------------------           ------------------------ --------
     SCI Technology Inc. (2)              6,009,200               11.03%
     IBM Credit Corporation (3)           6,123,030               11.24%
     Carl A. Carlson (4)                  3,999,001                7.34%
      Mitsubishi Electronics Corporation
     Hamilton Hallmark/Avnet Co. (5)      3,188,966                5.85%
     Charles W. Berger (6)                  281,250                  *
     Michael D. Boich (7)                   157,426                  *
     Gregory M. Millar (8)                   65,671                  *
     Mary Godwin (9)                         29,179                  *
     Weldon Bloom (10)                            0                  *
     Kevin MacGillivray (11)                      0                  *

     All current executive officers and   4,547,666                8.34%
     directors as a group (8 persons) (12)

     *  Less than one percent.


(1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Does not include 3,019,003 shares of Common Stock issuable pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. SCI Technology Inc.'s address is 2101 Clinton Avenue, Huntsville, AL 35805.

(3) Represents shares of Common Stock issuable upon conversion of the 750,000 shares of Series A Convertible Preferred Stock and 600,000 shares of Common Stock issuable upon exercise of warrants. Assumes that 5,523,030 shares of Common Stock are issuable upon conversion of the Series A Convertible Preferred Stock. In the event the trading price of the Company's Common Stock exceeds certain levels, an aggregate of 6,075,333 shares of Common Stock could be issued upon conversion of the Series A Convertible Preferred Stock. IBM Credit is the Company's secured lender. See "Certain Transactions." IBM Credit's address is 1133 Westchester Avenue, White Plains, NY 10604.

(4) Represents shares held by Mitsubishi Electronics Corporation. Includes 200,000 shares of Common Stock issuable upon exercise of warrants. Does not include 1,242,459 shares of Common Stock issuable to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. Mr. Carlson, a Director of the Company, currently holds the position of Assistant Vice President-Credit at Mitsubishi Electronics Corporation, and exercises voting control over such shares. Mitsubishi Electronics Corporation's address is 5665 Plaza Drive, Cypress, CA 90630.

(5) Does not include 990,565 Shares of Common Stock issuable pursuant to Rights in the event the Series A Convertible Preferred Stock is converted into Common Stock. Hamilton Hallmark/Avnet Co.'s address is P.O. Box 100340, Pasadena, CA 91189.

(6) Represents 150 shares held by Mr. Berger as beneficial owner for his children, and 281,100 shares subject to options exercisable within 60 days of December 31, 1996.

(7) Represents 151,801 shares held by Mr. Boich, and 5,625 shares subject to an option exercisable within 60 days of December 31, 1996.

(8) Represents shares subject to options exercisable within 60 days of December 31, 1996.

(9) Represents 2,223 shares held by Ms. Godwin, and 26,956 shares subject to options exercisable within 60 days of December 31, 1996.

(10) Mr. Bloom resigned in May 1996.

(11) Mr. MacGillivray resigned in February 1996.

(12) Includes the shares described in all footnotes above relating to directors and executive officers, and a total of 15,139 shares subject to options held by an executive officer exercisable within 60 days of December 31, 1996.

                              EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth information concerning the compensation awarded to, earned by or paid for services rendered in all capacities to the Company during each of the fiscal years ended September 30, 1994, 1995 and 1996 by (i) the Company's Chief Executive Officer, (ii) the Company's two other most highly compensated executive officers who were serving as executive officers as of September 30, 1996, and (iii) two additional individuals for whom disclosure is otherwise required although such individuals were not serving as executive officers as of September 30, 1996 (collectively, the "Named Executive Officers"). No other executive officer of the Company who held office at September 30, 1996, met the definition of "most highly compensated executive officer" within the meaning of the SEC's executive compensation disclosure rules.

                                                                         Long-Term
                                           Annual Compensation          Compensation
                                  ------------------------------------  ------------
                                                                         Securities
Name and                   Fiscal            Annual     Other Annual     Underlying         All Other
Principal Position          Year  Salary($) Bonus($)   Compensation($)  Options(#)(1)   Compensation($)(2)
------------------          ----  --------- --------   ---------------  -------------   ------------------
Charles W. Berger           1996   275,000   350,000      77,459 (3)       50,000          35,600 (4)
President, CEO and          1995   275,000    48,700      77,459 (3)       62,500          35,600 (4)
Chairman of the Board       1994   225,000   117,500      88,417 (3)            -          35,600 (4)
of Directors

Gregory M. Millar           1996   180,000    45,000           -           22,500           1,000
Vice President, Engineering 1995   180,000   167,700 (5)       -           40,250           1,000
and Chief Technology        1994   150,000    38,900           -                -           1,000
Officer

Mary Godwin                 1996   140,000    42,000           -           22,500           1,000
Vice President, Operations  1995   125,000    11,481           -           13,500           1,000
                            1994                               -            7,500           1,000

Weldon Bloom (6)            1996   183,103         -           -           22,500           1,000
Vice President, North       1995   175,173    10,396           -           37,500           1,000
America Sales               1994                               -                -           1,000

Kevin MacGillivray (7)      1996    52,000   100,000 (8)       -           22,500           1,000
Vice President, Publishing  1995   135,000    18,000           -           30,000           1,000
                            1994                               -            7,381           1,000


(1) Options granted in fiscal 1994 and 1995 were repriced in December 1995 with the exception of options granted to Mr. Berger in 1995.

(2) Includes matching payments made by the Company under the Company's 401(k) Plan.

(3) Consists of a bonus payment to Mr. Berger to pay for outstanding mortgage interest on his home.

(4) Includes principal and interest forgiven on a $100,000 loan to Mr. Berger. See "Certain Transactions."

(5) Includes a one-time special performance bonus of $155,000.

(6) Mr. Bloom resigned in May 1996.

(7) Mr. MacGillivray resigned in February 1996.

(8) Represents a special performance bonus.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth further information regarding individual grants of stock options pursuant to the Company's 1995 Stock Option Plan during fiscal 1996 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                             Individual Grants
                       ------------------------------------------------------   Potential Realizable Value
                        Number of                                                at Assumed Annual Rates
                       Securities                                                     of Stock Price
                       Underlying       % of Total                                Appreciation for Option
                        Options      Options Granted                                    Terms ($)(1)
                        Granted      to Employees in    Exercise    Expiration  --------------------------
    Name                   (#)         Fiscal Year    Price ($/sh)     Date           5%           10%
-----------------       ----------   ---------------  ------------  ----------     -------      --------
Charles W. Berger       50,000 (2)        5.01%          $2.38       12/13/05      $74,681      $189,257

Gregory M. Millar       22,500 (2)        2.26%           2.38       12/13/05       33,607        85,166

Mary Godwin             22,500 (2)        2.26%           2.38       12/13/05       33,607        85,166

Weldon Bloom                 0               0             N/A            N/A            0             0

Kevin MacGillivray           0               0             N/A            N/A            0             0



(1) The potential realizable value is calculated based on the term of the option at its time of grant, compounded annually. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices. Actual gains, if any, on option exercises are dependent on future performance of the Company's Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved.

(2) These stock options were granted with an exercise price equal to the closing fair market value of the Company's Common Stock on the date of grant. These options become exercisable at the rate of 25% of the total shares on the first anniversary of the grant date, 25% of the total shares on the second anniversary of the grant date and 50% of the total shares on the third anniversary of the grant date. These options lapse within 30 days after the termination of an employment relationship with the Company.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     None of the Named Executive Officers acquired shares of Common Stock upon the exercise of options during fiscal 1996. The following table shows the number of shares of Common Stock represented by outstanding stock options held by each Named Executive Officer as of September 30, 1996 and the value of such options based on the last sales price of the Company's Common Stock on September 27, 1996 (the last trading day prior to the end of fiscal 1996), which was $1 13/16.

                         Number of Securities Underlying    Value of Unexercised
                              Unexercised Options At        In-The-Money Options
                                   Fiscal Year-End           At Fiscal Year-End
                         -------------------------------    --------------------
                                    Exercisable/                Exercisable/
Name                                Unexercisable               Unexercisable
----                                -------------               -------------
Charles W. Berger                 231,100/131,250                    N/A

Gregory Millar                     54,621/49,473                     N/A

Mary Godwin                        17,096/36,403                     N/A

Weldon Bloom                            0/0                          N/A

Kevin MacGillivray                      0/0                          N/A


     The following table sets forth information with respect to the participation by the Company's current and former executive officers in all option repricing programs implemented by the Company during the last ten fiscal years.

                          TEN-YEAR OPTION REPRICINGS


                                       NUMBER OF                                            LENGTH OF ORIGINAL
                                       SECURITIES                    EXERCISE                  Option Term
                                       UNDERLYING  MARKET VALUE OF   PRICE AT      NEW     REMAINING AT DATE OF
                                         OPTIONS  STOCK AT TIME OF    TIME OF    EXERCISE      REPRICING OR
NAME                           DATE     REPRICED     REPRICING       REPRICING    PRICE         AMENDMENT
----                           ----    ---------- ----------------   ---------   --------  --------------------
Michael D. Boich             12/18/92    2,729.50    $10.0000        $16.5000    $10.0000      108 months

Richard A . Heddleson (1)    08/08/91   12,500.00     10.2500         12.0000     10.2500      106
                             08/08/91   12,500.00     10.2500         14.0000     10.2500      117

Stephen L. Bartlett (1)      08/08/91   12,500.00     10.2500         14.0000     10.2500      117
                             12/18/92    2,029.50     10.0000         16.5000     10.0000      108
Dirk H. Eastman (1)          12/18/92    1,542.00     10.0000         16.5000     10.0000      108

David G. Pine (1)            08/08/91    5,000.00     10.2500         13.2000     10.2500      107
                             12/13/95    5,000.00      2.3750         10.2500      2.3750       55
                             12/13/95    5,800.00      2.3750          9.2500      2.3750       81
                             12/13/95    1,148.50      2.3750          9.7500      2.3750       84
                             12/13/95    7,500.00      2.3750          8.1250      2.3750       90
                             12/13/95   10,000.00      2.3750          8.5000      2.3750       93
                             12/13/95    1,250.00      2.3750         12.0000      2.3750      114
                             12/13/95      500.00      2.3750          9.6250      2.3750      116
                             12/13/95   10,000.00      2.3750          8.0000      2.3750      116

Barry J. Folsom (1)          08/08/91  125,000.00     10.2500        11.3500     10.2500       116

                                       -15-


                                       NUMBER OF                                            LENGTH OF ORIGINAL
                                       SECURITIES                    EXERCISE                  OPTION TERM
                                       UNDERLYING  MARKET VALUE OF   PRICE AT      NEW     REMAINING AT DATE OF
                                         OPTIONS  STOCK AT TIME OF    TIME OF    EXERCISE      REPRICING OR
NAME                           DATE     REPRICED     REPRICING       REPRICING    PRICE         AMENDMENT
----                           ----    ---------- ----------------   ---------   --------  --------------------
Gregory M. Millar            12/13/95    5,000.00     $ 2.3750        $10.0000   $ 2.3750       61 months
                             08/08/91   20,000.00      10.2500         10.7500    10.2500      119
                             12/13/95   20,000.00       2.3750         10.2500     2.3750       67
                             12/18/92    1,771.00      10.0000         16.5000    10.0000      108
                             12/13/95    1,771.00       2.3750         10.0000     2.3750       72
                             12/13/95   12,500.00       2.3750         21.0000    10.0000       74
                             12/13/95   12,500.00       2.3750         10.0000     2.3750       84
                             12/13/95    1,823.00       2.3750          9.7500     2.3750       84
                             12/13/95      250.00       2.3750         14.7500     2.3750       97
                             12/13/95      250.00       2.3750         10.3750     2.3750      111
                             12/13/95   40,000.00       2.3750         10.5625     2.3750      112

Richard S. Stolz (1)         12/18/92   50,000.00      10.0000         21.0000    10.0000      110
                             12/18/92      987.50      10.0000         16.5000    10.0000      110

Matthew T. Medeiros (1)      12/13/95   50,000.00       2.3750          8.1250     2.3750      90
                             12/13/95      893.50       2.3750          9.7600     2.3750      90
                             12/13/95   12,500.00       2.3750          8.5000     2.3750      93
                             12/13/95   25,000.00       2.3750          9.1250     2.3750     105

Mary E. Godwin               12/13/95   10,000.00       2.3750          8.0000     2.3750      91
                             12/13/95    7,500.00       2.3750         10.1250     2.3750     104
                             12/13/95    3,500.00       2.3750         12.0000     2.3750     114
                             12/13/95   10,000.00       2.3750          8.0000     2.3750     116

__________________
(1)  Such person is no longer employed by the Company.

EMPLOYMENT AGREEMENTS

     The Company and Mr. Berger entered into an employment agreement dated February 26, 1993, as amended on September 17, 1993, that provides for his at will employment until such time as either the Company or Mr. Berger terminates the employment agreement with or without cause. The employment agreement provided for a sign-on bonus of $25,000, an initial annual base salary of $225,000, which was increased to $275,000 per annum in 1995 and currently provides for an annual performance bonus per a plan adjusted from time to time by the Compensation Committee. Mr. Berger was also granted a stock option to purchase 250,000 shares of the Company's Common Stock at an exercise price of $7.75 per share, the fair market value on the date of grant and the Company loaned him $100,000. See "Certain Transactions."

     In the event of an acquisition following which Mr. Berger is not offered the position of President and Chief Executive Officer of the surviving company
(i) the vesting of a portion of his option shares will accelerate, (ii) all remaining principal and interest under his loan will be forgiven, and (iii) Mr. Berger will, subject to certain conditions, continue to receive his salary and benefits during a twelve month transition period. For purposes of the employment agreement, an "acquisition" is defined as the sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation, or the acquisition of more than fifty percent (50%) of the outstanding shares of the Company by a single person or a group of related persons.

     If Mr. Berger's employment is terminated by the Company for any reason other than cause or following an acquisition, Mr. Berger will continue to receive his salary, and vest under his option for six months.


              BOARD OF DIRECTORS AND COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

     THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE EXCHANGE ACT WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE CONTAINED IN ANY SUCH FILING.

     During the 1996 fiscal year, final decisions regarding executive compensation in the form of cash were made by the Compensation Committee (the "Committee"). Stock option grants for executives were made by the Committee. The Committee currently consists of Messrs. Boich and Carlson. Mr. Carlson became a member of the Committee on September 24, 1996. Prior to joining the Board, the Committee had Regis McKenna and David Pratt as members, each of whom resigned from the Board on September 24, 1996. The Board is currently composed of two independent non-employee directors and one employee director. Although Mr. Berger is a member of the Board, he does not participate in deliberations that relate to his own compensation.

GENERAL COMPENSATION POLICY

     The Committee establishes the general compensation policies for the Company's executive officers and typically reviews base salary levels, option levels and target bonuses for the executive officers of the Company. The Board has delegated to the Committee the authority to grant stock options to the Company's executive officers and has delegated to the Company's Chief Executive Officer ("CEO") the authority to grant stock options to employees other than executive officers.

     When establishing salaries, bonus levels and stock option awards for executive officers, the Committee considers: (1) the Company's financial performance during the past year and recent quarters, (2) the individual's performance during the past year and recent quarters, and (3) the salaries of executive officers in similar positions in companies of comparable size within the computer industry. With respect to executive officers other than the CEO, the Committee places considerable weight upon the recommendation of the CEO. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time. In general, for fiscal 1996 the Company's debt and expense reduction was given greater consideration in determining compensation than the other factors referred to above.

     The Company's Human Resources Department assists the Committee by making available executive compensation sample data for similar companies within the computer industry. The companies included in the sample data included companies present in the NASDAQ (US) Index and the Hambrecht & Quist Technology Index (used for purposes of the returns data presented in the "Performance Graph" below), but the sample was not intended to correlate with either of these indices. The Committee assessed this data in reviewing executive officer salaries. For fiscal 1996, base salaries have been set somewhat below market, while targeted bonuses have been set above market in order to emphasize Company performance.

     The Committee believes that the compensation of the Company's executive officers also should be significantly influenced by the Company's performance. Accordingly the Company's practice has been to make additional compensation in the form of bonuses and options available for each executive contingent upon corporate performance. Specifically, corporate performance determines bonus payments made to executive officers as bonuses are based on achieving corporate financial objectives. Additional bonuses may also be granted in recognition of outstanding individual performance. In each case, targeted bonuses are established by the Committee in its discretion.

     Significant stock options are granted to the Company's executives in order to provide appropriate long term financial incentives and to align the interests of the executives with the shareholders. The Committee does not set specific target levels for options granted to Named Executive Officers or for the CEO. Initial option grants are awarded to executives when they first join the Company. Initial option grants are normally larger than subsequent option grants in order to incent the executive to join the Company by participating in the Company's long term success. Subsequent option grants are awarded from time to time depending on the executive's particular circumstances such as a significant change in responsibilities, superior performance, or the number of unvested options then held by the executive. The number of stock option awards is based on a discretionary and subjective determination by the Committee based on the foregoing factors and does not necessarily take into account options granted by comparably sized peer companies. The relative importance of these factors varies from case to case based on a discretionary and subjective determination by the Committee of what is appropriate at the time. In fiscal 1996, the primary factor considered in granting options to executive officers was contribution to the Company's goals of debt and expense reduction.

FISCAL YEAR 1996 EXECUTIVE COMPENSATION

     For the 1996 fiscal year, the Committee and the CEO reviewed data collected by Radford Associates in evaluating base salaries for executive officers. Base salaries for the Company's executives for the 1996 fiscal year were determined based upon these surveys, the compensation policies described above and the CEO's recommendations.

     The Company's executive officer bonus plan for the 1996 fiscal year (the "1996 Executive Plan") provided for a target bonus of 50% of base salary for vice presidents with payments to be made semi-annually. Fifty percent of the target bonus was based on the Company's attainment of revenue goals and fifty percent of target bonus was based on the Company's attainment of operating income goals. Bonus payments were contingent on achieving at least eighty percent of these financial goals. In the event the Company exceeded its financial goals, payments would exceed target amounts.

     The Company establishes its financial goals in conjunction with its normal fiscal year planning process. The specific financial goals established by the Company are confidential commercial and business information. Based on the Company's financial goals, a bonus pool was established on a semi-annual basis. The size of the semi-annual bonus pool was dependent on whether or not the Company achieved at least eighty percent of its financial goals.

     The Company did not achieve its revenue or operating income goals for either the first or second half of 1996. On target bonuses were paid for the first half, however, because of the significant restructuring contributions by the officers and in view of such officers' waiver of their right to receive second half 1995 bonuses in 1996.

     During fiscal 1996, the Committee also approved a one-time special performance bonus of $100,000 for Kevin MacGillivray, the Company's Vice President, Publishing. This bonus was paid to Mr. MacGillivray in recognition of his special efforts related to the sale of the Company's Color Server Group.

     In the last fiscal year, the Company granted incremental stock options to three executives: See "Stock Option Grants in the Last Fiscal Year" above.

CEO COMPENSATION

     Mr. Berger was hired by the Company pursuant to an Employment Agreement in March of 1993 which provided for a base salary of $225,000. His base salary was increased to $275,000 in 1995. Mr. Berger's target bonus for the 1996 fiscal year was $200,000, to be paid in semi-annual installments. Mr. Berger earned a bonus $150,000 in excess of his target amount for the first half of fiscal 1996 because the Company exceeded Company financial goals although such additional bonus was paid in October 1996. As with the Company's executive officers, the Committee determined that Mr. Berger should receive the target bonus payable to him for the second half of fiscal 1996 in recognition of Mr. Berger's contribution to the Company notwithstanding the Company's actual results for the fourth quarter of fiscal 1996. The higher bonuses granted to Mr. Berger in fiscal 1996 compared to fiscal 1995 reflected the Company's improved performance in the first three quarters of fiscal 1996 and the successful completion of the debt-for-equity exchange in the fourth quarter of fiscal 1996.

     In addition to the amounts paid to Mr. Berger pursuant to his bonus plan with the Company, Mr. Berger also received additional compensation of $77,459 to pay interest due on his mortgage. The Committee awarded Mr. Berger this bonus in recognition of his overall performance. The Committee also approved such bonus of this kind in fiscal 1997 depending on Mr. Berger's performance and the financial circumstances of the Company at that time. Mr. Berger was granted an option to purchase 50,000 shares of Common Stock in fiscal 1996.

     During fiscal 1996, the Company forgave a total of $36,400 of principal and interest on Mr. Berger's loan in accordance with the terms of his Employment Agreement. See "Certain Transactions."

STOCK OPTION REPRICING

     In December 1995, the Committee authorized the repricing of stock options held by the Company's employees and executive officers (other than the CEO) after determining that decreases in the fair market value of the Company's Common Stock was adversely affecting the Company's ability to retain and motivate the Company's employees and executives. Under the repricing program, nine executive officers holding stock options to purchase a total of 443,066 shares of Common Stock with exercise prices ranging from $8.00 to $14.75 per share were repriced to $2.375 per share, which equaled the fair market value of the Company's Common Stock on that date of the repricing, provided that the officer accept a six month prohibition on exercising any such options. The six month exercise prohibition was designed to provide a significant incentive for the Company's executive officers to remain with the Company as it attempted to implement plans to improve its financial performance.

     Compensation for skilled engineers and other key employees in the computer hardware industry is intense and the use of significant stock options for retention and motivation of such personnel is widespread in the high technology industries. The Committee believes that stock options are a critical component of the compensation offered by the Company to promote long-term retention of key employees, motivate high levels of performance and recognize employee contributions in the success of the Company. The market price of the Company's Common Stock decreased substantially from a high of $14 1/2 in fiscal 1995 to a low of $1-15/16 in the first quarter of fiscal 1996. In light of this substantial decline in the market price, the Committee believed that the large numbers of outstanding stock options with an exercise price significantly in excess of the actual market price were no longer an effective tool to encourage employee retention or to motivate high levels of performance. As a result, the Compensation Committee approved a stock option repricing program which occurred in December 1995.

     The Committee considered several alternatives to the repricing of stock options:

     (i) Permitting the equity incentives to remain with little actual financial incentive value was unacceptable in light of the reduced cash compensation and the intensive recruiting of the employees.

     (ii) Similarly, the Committee decided against granting substantial additional options to employees because of the dilutive effect of such an action, and because recovery of the market price of the stock could result in windfalls for the employees.

     (iii) Likewise, the Committee decided against any significant increases in cash compensation to employees due to both the negative impact such an action would have on the Company's earnings and the Committee's "pay for performance" compensation policy.

COMPLIANCE WITH SECTION 162 OF THE INTERNAL REVENUE CODE OF 1986

     The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code, Section 162(m) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail, and payments are contingent on shareholder approval of the compensation arrangement. The Company believes that it is in the best interests of its shareholders to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

     The Company will comply with the requirements of Section 162(m) of the Code for all cash-based compensation and stock option grants made during the 1996 fiscal year. The Company is submitting to shareholders at its 1997 Annual Meeting a proposal to amend the 1995 Stock Option Plan which is in compliance with Section 162(m).

     With respect to non-equity compensation arrangements, the Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m) and believes that at this time no changes are necessary. The Committee will continue to monitor this situation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m); deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

BOARD OF DIRECTORS                 COMPENSATION COMMITTEE
Charles W. Berger                  Michael D. Boich
Michael D. Boich                   Carl A. Carlson
Carl A. Carlson

PERFORMANCE GRAPH

     The Securities and Exchange Commission requires a comparison on an indexed basis of cumulative total shareholder return for the Company, a relevant broad equity market index and a published industry or line-of-business index. Cumulative total shareholder return represents share value appreciation assuming the investment of $100 in the Common Stock of the Company and each of the other indexes in July 1990, and reinvestment of all dividends. The Common Stock of the Company is traded on the Nasdaq SmallCap Market. Set forth below is a graph comparing cumulative total shareholder return on the Company's Common Stock, the NASDAQ(US) Index and the Hambrecht & Quist Technology Index.







                                      [GRAPH]
























     THIS SECTION IS NOT "SOLICITING MATERIAL," IS NOT DEEMED FILED WITH THE SEC AND IS NOT TO BE INCORPORATED BY REFERENCE IN ANY FILING OF THE COMPANY UNDER THE SECURITIES ACT OR THE EXCHANGE ACT WHETHER MADE BEFORE OR AFTER THE DATE HEREOF AND IRRESPECTIVE OF ANY GENERAL INCORPORATION LANGUAGE CONTAINED IN ANY SUCH FILING.

                               CERTAIN TRANSACTIONS

     In September 1993, the Company loaned $100,000 to Charles W. Berger, the Company's Chairman of the Board and Chief Executive Officer, as required under the terms of his employment agreement. The loan has a three-year term and accrues simple interest at the rate of 3.9% per annum. The loan is secured by shares of Common Stock subject to Mr. Berger's stock option, and fifty percent (50%) of the proceeds from the sale of any such shares is payable to the Company until such time as the loan is paid in full. One third of the principal amount, together with all accrued interest, was forgiven by the Company on each anniversary of the date that Mr. Berger commenced employment with the Company, which was March 22, 1993. As of September 30, 1996, no amounts remained outstanding under the loan. See "Executive Compensation--Employment Agreements" for a description of the terms of Mr. Berger's employment agreement.

     Pursuant to the terms of his employment agreement, Mr. Berger received a grant of an option to purchase 250,000 shares of Common Stock at an exercise price of $7.75 per share.

     The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements the officer or director may be required to pay in actions or proceedings which the officer or director is or may be made a party by reason of the officer's or director's position with the Company, and otherwise to the full extent permitted under California law and the Company's By-laws.

     The Company and Mark Housley, the Company's President and Chief Operating Officer, entered into an employment relationship by letter dated December 20, 1996 that provides for his at will employment until such time as either the Company or Mr. Housley terminates the relationship with or without cause. The letter provides for an initial annual base salary of $200,000 and a target annual performance bonus of up to $100,000 unless otherwise
increased by the Compensation Committee of the Board.   Mr. Housley was also
granted a stock option to purchase 1,000,000 shares of the Company's Common stock at an exercise price of $0.531 per share, the fair market value on the date of grant.

     If Mr. Housley's employment is terminated by the Company for any reason other cause, Mr. Housley will continue to receive salary and vest under his option for six months. If Mr. Housley does not have the opportunity to act as Chief Operating Officer or President after any acquisition of the Company, salary and vesting will continue for twelve months.

     Three shareholders of the Company, SCI Technology, Inc. ("SCI"), Mitsubishi Electronics America Corp. ("Mitsubishi" or "Mitsubishi Electronics") and Hamilton Hallmark/Avnet Co. ("HH/Avnet"), have been significant suppliers of the Company. SCI provides graphics cards; Mitsubishi supplies monitors; and HH/Avnet supplied components for the Company's systems business (which was sold to UMAX in February 1996). Mr. Carlson, an executive with Mitsubishi Electronics, became a director of the Company in September 1996. The Company's purchases from SCI for the 1996 fiscal year were approximately $25.2 million and were approximately $10.0 million in the 1995 fiscal year (SCI began doing business with the Company in fiscal 1995). Purchases from Mitsubishi for the 1996 fiscal year were approximately $14.1 million, $30.0 million for the 1995 fiscal year and $10.0 million for the 1994 fiscal year. The Company no longer does business with HH/Avnet, although purchases from HH/Avnet for the 1996 fiscal year were approximately $6.5 million (the Company began doing business with HH/Avnet during the 1996 fiscal year.)

     Each of SCI, Mitsubishi and HH/Avnet beneficially owned 9,719,200, 3,999,901 and 3,188,966 shares of Common Stock respectively and Rights to receive an additional 2,958,017, 1,217,361 and 970,555 shares of Common Stock upon conversion of the Series A Convertible Preferred Stock, respectively, as of September 30, 1996. All of the foregoing securities were acquired pursuant to the Company's debt-for-equity exchange which was consummated in September 1996, pursuant to which SCI, Mitsubishi and HH/Avnet accepted such securities in satisfaction claims of approximately $12.8 million, $5.1 million and $4.0 million, respectively.

     In connection with the debt-for-equity exchange consummated in September 1996, the Company granted Mitsubishi Electronics a warrant to purchase up to 200,000 shares of Common Stock at an exercise price of $1.00 per share in consideration of the extension of open credit terms to the Company. Currently, the Company's credit line is $500,000. If no higher amount of credit is extended and utilized then only 50,000 Warrants may be exercised. If $2,000,000 in credit is extended and utilized, then all 200,000 warrants will be exercisable. The warrants are exercisable for a four year period, unless Mitsubishi Electronics terminates the credit for reasons other than a default by the Company.

     Mitsubishi was granted a security interest of up to $4.4 million in the technology and intellectual property utilized in the Company's PressView products in order to secure the Company's payment obligations with respect to the manufacturing of the Company's PressView products.

     IBM Credit Corporation ("IBM Credit") has been the Company's primary secured lender since February 1995. The Company has granted to IBM Credit a security interest in substantially all of its assets. For the current fiscal year and the 1995 fiscal year, interest payments to IBM Credit were approximately $1.4 million and $2.9 million respectively. Also, during the 1995 calendar year, IBM Credit's parent corporation, International Business Machines Corporation, manufactured systems products (specifically Mac clones) for the Company for which it was paid approximately $20.0 million through the IBM Credit facility.

     In June 1996, the Company granted IBM Credit an option to purchase 10% of the shares of Series B Preferred Stock of Splash Technology Holdings, Inc. owned by the Company at a purchase price of $0.01 per share. This option now represents an option to purchase 10% of the shares of Common Stock of Splash Technology Holdings, Inc. owned by the Company.

     In September 1996, the Company issued 750,000 shares of its Series A Convertible Preferred Stock and warrants to purchase 600,000 shares of Common Stock at an exercise price of $1.00 per share in satisfaction of $3.0 million of indebtedness to IBM Credit, as well as in consideration of restructuring the terms of the Company's remaining $23.4 million indebtedness to IBM Credit and for an additional advance of $470,000. In addition, IBM Credit has restructured the terms of the remaining approximately $23.4 million indebtedness into a working line of credit and a term loan. The Company has an up to $5.0 million working line of credit and IBM Credit will extend advances under this line of credit in an amount not to exceed the borrowing base (which is defined as (i) the lesser of 10% of the gross value of eligible inventory or $500,000; plus (ii) 80% of the Company's eligible domestic accounts receivable; plus (iii) the lesser of 50% of the gross value of certain eligible Japanese and European accounts receivable or $500,000). The $470,000 advanced by IBM Credit pursuant to the Plan is included in this working line of credit but will not be included in the calculation of the borrowing base. The initial amount of current indebtedness to be outstanding under this line of credit is $1.5 million, the amount of the borrowing base on the date of the closing of the restructured loan. The remaining $21.9 million balance of the Company's indebtedness to IBM Credit has been converted to a four-year term loan. Principal on such term loan will be repaid on a mandatory prepayment schedule. The restructured loan with IBM Credit is subject to mandatory prepayment as follows: (i) upon the disposition of any assets of the Company outside of the ordinary course of business, all net proceeds to the Company must be applied towards the Company's obligations under the loan; (ii) upon the closing of any financing, 10% of the proceeds must be applied towards the Company's obligations under the loan; (iii) upon the thirtieth day following the end of each fiscal quarter, an amount of no less than 50% of operating cash flow for such prior fiscal quarter must be applied towards the Company's obligations under the loan; and (iv) upon the receipt of any other amounts other than sales of inventory or used or obsolete equipment in the ordinary course of business, and not otherwise described in the preceding clause (i) - (iii), all of such amounts must be applied towards the Company's obligations under the loan. If the Company's obligations under the term loan, as well as finance charges and amounts outstanding in excess of the "borrowing base" (described above) under the working line of credit, are repaid, IBM Credit can require such proceeds to be applied towards a redemption of the Series A Convertible Preferred Stock. In addition, the Company is required to deposit its revenues in accounts controlled by IBM Credit. At any time, regardless of whether the Company is in default of its obligations to IBM Credit, IBM Credit is permitted to apply these amounts towards the repayment of any of the Company's obligations to IBM Credit.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the Company and its officers, directors and principal shareholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                     SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Proposals of shareholders intended to be included in the Company's Proxy Statement and form of proxy relating to the Company's 1998 Annual Meeting of Shareholders must be received at the Company's principal executive office by September 12, 1997.


                                  OTHER BUSINESS

     The Board does not presently intend to present matters other than the foregoing for action by the shareholders at the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form accompanying this Proxy Statement, will be voted in the respect thereof in accordance with the judgment of the persons voting such proxies.


                                        By Order of the Board of Directors


                                        /S/CHARLES W. BERGER
                                        Charles W. Berger
                                        Chairman and Chief Executive Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                  PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                              FEBRUARY 25, 1997


THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints Charles W. Berger and Cherrie L. Fosco, or either of them, each with power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Radius Inc. (the "Company") to be held at 215 Moffett Park Drive, Sunnyvale, California 94089 on February 25, 1997, at 11:00 a.m., P.D.T., and any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

                         SEE REVERSE SIDE
                           RADIUS INC.

_____________________     ________________    ______________________
ACCOUNT NUMBER            COMMON              PREFERRED



1.      Election of Directors
   Nominees:  Charles W. Berger, Michael D. Boich,
   Dee Cravens, Carl A. Carlson, Mark Housley and
   John C. Kirby

   / /  for all nominees
   / /  for all nominees, except the following nominees:


   / /  withhold authority for all nominees


The Board of Directors recommends a vote FOR all of the nominees and FOR each of the Proposals.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR the nominees listed and FOR each of THE PROPOSALS.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

Dated:_________________________________, 1997

_____________________________________________

_____________________________________________
Signature(s)


2. AMENDMENT TO 1995 STOCK OPTION PLAN

   / /  FOR
   / /  AGAINST
   / /  ABSTAIN

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the proxy. If shares of stock are held of record by a corporation, the proxy should be executed by the president or vice president and the secretary or assistant secretary. Executors, administrators or other fiduciaries who execute the above proxy for a deceased shareholder should give their full title.

Please date the proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

3. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS

   / /  FOR
   / /  AGAINST
   / /  ABSTAIN